EXHIBIT 99.1

For further information contact
Rodger Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Provides Operational Update and 2012 Capital Budget, Announces Permian Acreage Acquisitions

•	Initiates a Horizontal Drilling Program Targeting the Wolfcamp B Shale
•	Expands Permian Leasehold Position 150% to Over 24,000 Net Acres
•	Announces a 2012 Capital Budget of $139 Million
•	Increased Proved Reserves 17% To 15.9 MMboe At Year-End 2011

Natchez, MS (February 15, 2012) -- Callon Petroleum Company (NYSE: CPE) today announced its year-end 2011 proved reserves and 2012 capital budget, and provided an operational update, including the acquisition of additional leasehold positions in the Permian Basin.

Operational Update

Permian Basin

Net production from Callon’s Permian properties increased 135% to 965 barrels of oil equivalent per day (Boe/d) in 2011 from 411 Boe/d in 2010. The company drilled 36 gross (33 net) vertical Wolfberry wells in 2011 and net production from the properties at year-end 2011 was approximately 1,300 Boe/d.

At the Pecan Acres Field, the two initial wells have been drilled and stimulated, and are currently flowing back in preparation for first production. In addition, a third well has been drilled, but not yet completed, and a fourth well is currently being drilled. Callon plans to complete the third and fourth wells in March 2012.

Based upon Callon’s ongoing evaluation of its acreage position in the East Bloxom Field, located in Upton County, TX, and recent industry drilling results in northern Upton County and western Reagan County, TX, the company plans to commence a horizontal drilling program at its East Bloxom Field targeting the Wolfcamp B shale during the second quarter of 2012. Callon recently contracted a new-generation drilling rig under a two-year contract to execute the East Bloxom program.

Additionally, Callon has recently expanded its Permian Basin acreage position by 150% to 24,009 net acres from 9,539 net acres at December 31, 2011 with the acquisition of 16,020 gross (14,470 net) acres. The new leasehold is located in the northern portion of the Midland Basin which has had limited drilling activity relative to recent drilling and evaluation efforts in the southern portion of the basin. Callon has an average 90% working interest across the contiguous acreage positions and is the operator. The lease bonus payments were funded from existing cash balances. The company expects to acquire 3-D seismic data in the first half of 2012 and commence drilling to delineate the acreage in the third quarter of 2012. Callon has performed technical analysis of the newly acquired acreage and believes that the acreage is prospective for horizontal drilling of the Cline shale and vertical drilling of multiple intervals. Callon is continuing to pursue additional leasing opportunities in the area.

Deepwater Gulf of Mexico

Callon received confirmation from the operator of the Habanero Field that drilling of the #2 sidetrack well targeting up-dip proved undeveloped reserve volumes will commence during the fourth quarter of 2012. In addition, Callon has been notified that the Habanero Field will be shut-in for scheduled maintenance operations on the Auger platform, which processes Habanero production volumes. As a result, the operator of the Habanero Field expects production to be offline for a total of approximately 60 days during the second and third quarters 2012.

As discussed during Callon’s third quarter 2011 results of operations conference call, the Medusa A-6 well experienced a downhole mechanical problem that reduced Callon’s net production volumes by approximately 450 barrels of oil equivalent per day (Boe/d).  Production from the field has stabilized, and Callon is in discussions with the operator regarding potential repairs that would restore previous production rates. Separately, Callon has confirmed with the operator that the Medusa platform will be shut-in approximately 25 days during the second quarter of 2012 due to planned construction activities on the West Delta 143 oil pipeline.  Medusa produces through this pipeline system.

Gulf of Mexico Shelf

Production from the East Cameron Block 257 Field was suspended in the fourth quarter of 2011 due to a natural gas leak in a section of the Stingray Pipeline which transports production volumes from the field. The East Cameron Block 257 Field contributed net production of 262 Boe/d during the third quarter of 2011. Production will re-commence once the Stingray Pipeline is brought back online which is currently anticipated to occur before July 1, 2012.

Haynesville Shale

Callon’s one producing well in the Haynesville shale play (located in Bossier Parish, LA) was shut-in for 35 days in the fourth quarter of 2011 due to well interference from an offsetting well.  A workover is currently being performed on the well to restore production in February 2012.  Callon is not currently engaged in any other operational activities in this area.

2012 Capital Budget

Callon's Board of Directors approved a 2012 capital budget of $139 million. Approximately 80% of the total budget is allocated to activity in the Permian Basin. Specifically, Callon expects to drill 21 (gross) vertical and seven (gross) horizontal Permian oil wells, acquire new acreage positions (inclusive of the recent Permian leaseholds described in the Operational Update section of this news release), and perform geologic and geophysical work. The remainder of the capital budget is primarily allocated to the planned Habanero #2 sidetrack well and capitalized expenses.

Callon intends to fund its 2012 capital program, which represents an increase of 32% over 2011 actual capital expenditures of $105 million, entirely from internal cash flow generation, existing cash balances and revolving credit availability.

Year-End 2011 Proved Reserves

At December 31, 2011, Callon’s estimated proved reserves totaled 15.9 million barrels of oil equivalent (MMboe), an increase of 17% over year-end 2010 proved reserves of 13.6 MMboe. Approximately 63% of the company's 2011 year-end proved reserves were classified as crude oil and 56% were undeveloped. The 4.1 MMboe of proved reserve additions replaced 224% of the company's 2011 production of 1.8 MMboe.

The present value of the company’s estimated future net revenues from proved reserves, excluding income taxes (which is a non-GAAP financial measure), was estimated at $310 million as of December 31, 2011 using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2011 discounted at 10% (PV-10). The PV-10 estimate was based upon an analysis performed by Callon’s independent petroleum engineers. The year-end pricing used in calculating such present value averaged $98.98 per barrel of oil and $5.60 per thousand cubic feet of natural gas (as adjusted for differentials and natural gas liquids content, and excluding the impact of existing hedges).

2011 Production and 2012 Production Guidance

Callon produced 1.8 MMboe for the year 2011, comprised of 54% crude oil and 46% natural gas and natural gas liquids. The company’s production and reserve growth initiatives continue to focus primarily on the Permian Basin, building a multi-year portfolio of oil-weighted drilling locations. In order to advance its growth plans, Callon will be directing a significant amount of its capital budget in 2012 to horizontal drilling and new acreage initiatives in the Permian Basin. The company believes the potential for increased production rates and improved capital efficiency from its horizontal drilling initiatives will enhance the quality of Callon’s asset base as this program evolves over time.

Given the near-term production impact of a transition to horizontal drilling in 2012, including reduced vertical activity and the timing of initial production from horizontal completions, and scheduled downtime at the Medusa and Habanero Fields, the company estimates that full-year production for 2012 will approximate 1.7 – 1.9 MMboe. Importantly, Callon anticipates that Permian production will grow approximately 100% in 2012, reflecting the growing contribution of this basin to the company’s total production.

Callon will host a conference call at 10 a.m. Central Standard Time (11 a.m. Eastern) Thursday, February 16, 2012 to discuss the operational update and the 2012 capital budget in additional detail. The conference call and accompanying visual presentation materials may be accessed live over the internet through the Events and Presentations Section of the company’s website at www.callon.com, and will be archived there for subsequent review.
In addition, a telephone recording of the conference call will be available from noon February 16th until noon February 17th Central Standard Time, and may be accessed by dialing 1-800-633-8284 and entering Reservation Number 21577747.
Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

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